                                                                     EXHIBIT 5.1

                   [Letterhead of Harney Westwood & Riegels]


                                 July 28, 2000


OpenTV Corp.
401 East Middlefield Road
Mountain View, CA 94043
USA

Dear Sirs

Registration Statement on Form S-8

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about 1 August 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 3,938,656 shares of your Class A Ordinary Shares (the "Shares") reserved for issuance under the Spyglass, Inc. 1995 Stock Incentive Plan, Spyglass, Inc. 1995 Director Stock Option Plan, AllPen Software 1997 Stock Option Plan, Navitel Communications 1997 Stock Option Plan, and OpenTV Corp. 1999 Share Option/Share Issuance Plan (each a "Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

     It is our opinion that the Shares, as or when issued and sold in the manner described in the Registration Statement and sold in the manner referred to in the respective Plan and pursuant to the agreement which accompanies the respective Plan, are or will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.


Yours faithfully


/s/ HARNEY WESTWOOD & RIEGELS